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                                                                    EXHIBIT 99.1


                          SUNRISE ORGANIC FARMS, INC.
                (F/K/A AURORA DAIRY CORPORATION OF IDAHO, INC.)
                             WESTMINSTER, COLORADO

                             FINANCIAL STATEMENTS

                            AS OF DECEMBER 31, 1995
                       WITH INDEPENDENT AUDITOR'S REPORT

                         INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Sunrise Organic Farms, Inc.
(f/k/a Aurora Dairy Corporation of Idaho, Inc.)
Westminster, Colorado

We have audited the accompanying balance sheet of Sunrise Organic Farms, Inc. (f/k/a Aurora Dairy Corporation of Idaho, Inc.) as of December 31, 1995, and the related statements of operations, stockholders' equity and cash flows for the year ended 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunrise Organic Farms, Inc. (f/k/a Aurora Dairy Corporation of Idaho, Inc.), as of December 31, 1995, and the results of its operations and its cash flows for the year ended 1995, in conformity with generally accepted accounting principles.


April 9, 1997
Fargo, North Dakota